EXHIBIT 23.1



INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
CPI Aerostructures, Inc.


     We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8 of our report dated March 29, 2002, except for the last paragraph on Note 5, as to which the date is April 12, 2002 and Note 6(a) and the first paragraph of Note 13, as to which the date is June 22, 2002 on the consolidated financial statements of CPI Aerostructures, Inc. and subsidiary as of December 31, 2001 and for each of the two years in the period then ended which appear in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 11, 2003